March 7, 2014

U.S. Bancorp Fund Services, LLC
Attn: Michael D. Barolsky, Esq.
615 East Michigan Street
Milwaukee, WI 53202

Re:           Consent to Assignment of Contracts

Dear Sirs:

On October 1, 2013, Hatteras Alternative Mutual Funds, LLC (“HAMF”) and certain affiliates (collectively, “Hatteras”) entered into an asset purchase agreement (the “Purchase Agreement”) with Scotland Acquisition, LLC d/b/a Hatteras Funds, LLC (the “Purchaser”), a Delaware limited liability company and wholly-owned subsidiary of RCS Advisory Services, LLC, an operating subsidiary of RCS Capital Corporation.  Pursuant to the Purchase Agreement, Purchaser will acquire substantially all the assets, and assume certain liabilities, of Hatteras.

In connection with the transactions contemplated by the Purchase Agreement, Hatteras intends to assign to Purchaser (and Purchaser will assume) all of its rights and obligations under the certain Agreement(s), as provided on Schedule A, attached hereto, which are between Hatteras and U.S. Bancorp Fund Services, LLC (the “Agreement(s)”).  The closing of these transactions is presently expected to occur March 31, 2014 (the “Closing”).

The purpose of this letter is to inform you of the aforementioned transactions, and to request your consent to the assignment of Hatteras’s rights and obligations under the Agreement(s) to Purchaser.

If the foregoing meets with your approval, please kindly indicate your consent by signing and dating both copies of this letter where indicated, and return one original copy of this letter to the undersigned, whereupon this letter will serve as a modification to the Agreement effective upon the Closing.

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If you have any questions or would like to discuss this matter further, please do not hesitate to contact me directly at (919) 846-2324.

Very truly yours,

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC
HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST
UNDERLYING FUNDS TRUST

By:    /s/ J. Michael Fields
                                                                                          Name: J. Michael Fields
                                                                                          Title: Chief Operating Officer

THE UNDERSIGNED’S CONSENT IS HEREBY
ACKNOWLEDGED AND AGREED TO,
this 20th day of March, 2014.

U.S. BANCORP FUND SERVICES, LLC

By:   /s/ Michael R. McVoy
         Name: Michael R. McVoy
         Title: Executive Vice President

Schedule A

1.
Fund Accounting Servicing Agreement dated April 28, 2006, as last amended October 1, 2012, between U.S. Bancorp Fund Services, LLC, Hatteras Alternative Mutual Funds Trust (formerly AIP Alternative Strategies Funds) and HAMF (formerly Alternative Investment Partners, LLC).

2.
Fund Administration Servicing Agreement dated April 28, 2006, as last amended October 1, 2012, between U.S. Bancorp Fund Services, LLC, Hatteras Alternative Mutual Funds Trust (formerly AIP Alternative Strategies Funds) and HAMF (formerly Alternative Investment Partners, LLC).

3.
Transfer Agent Servicing Agreement dated September 6, 2002, as last amended October 1, 2012, between U.S. Bancorp Fund Services, LLC, Hatteras Alternative Mutual Funds Trust (formerly AIP Alternative Strategies Funds) and HAMF (formerly Alternative Investment Partners, LLC).

4.
Fund Accounting Servicing Agreement dated April 28, 2006, as last amended September 16, 2011, between U.S. Bancorp Fund Services, LLC, Underlying Funds Trust and HAMF (formerly Alternative Investment Partners, LLC).

5.
Fund Administration Servicing Agreement dated April 28, 2006, as last amended September 16, 2011, between U.S. Bancorp Fund Services, LLC, Underlying Funds Trust and HAMF (formerly Alternative Investment Partners, LLC).

6.	Transfer Agent Servicing Agreement dated September 23, 2011, as last amended April 28, 2006, between U.S. Bancorp Fund Services, LLC, Underlying Funds Trust and HAMF.]

7.	Transfer Agent Servicing Agreement dated April 23, 2012 between U.S. Bancorp Fund Services, LLC, Hatteras Variable Trust and HAMF.